As filed with the Securities and Exchange Commission on November 30, 2001
                                                                                                 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Incorporated Under the Laws of Ohio	AMERICAN FINANCIAL GROUP, INC. ONE EAST FOURTH STREET CINCINNATI, OHIO 45202 (513) 579-2121	I.R.S. Employer Identification No. 31-1544320

GREAT AMERICAN FINANCIAL RESOURCES, INC.
RETIREMENT AND SAVINGS PLAN

James C. Kennedy, Esq.
Vice President, Deputy General Counsel and Secretary
American Financial Group, Inc.
Cincinnati, Ohio 45202
(513) 579-2538
(Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered Common Stock	Amount To Be Registered(1) 250,000 Shares	Proposed Maximum Offering Price Per Share $24.20(2)	Proposed Maximum Aggregate Offering Price $6,050,000(2)	Amount of Registration Fee(3) $1,446

(1)

This Registration Statement is filed for up to 250,000 shares of common stock of American Financial Group, Inc. (the "Registrant") issuable to employees of the Registrant's subsidiary, Great American Financial Resources, Inc., pursuant to the Great American Financial Resources, Inc. Retirement and Savings Plan.

(2)	Estimated solely for purposes of calculating registration fee.
(3)	Registration fee has been calculated pursuant to Rule 457(h).

Great American Financial Resources, Inc., formerly known as American Annuity Group, Inc., is an 83%-owned subsidiary of American Financial Group, Inc.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference

        The following documents filed by American Financial Group, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

  Annual Report on Form 10-K for the year ended December 31, 2000.

  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

  Current Report on Form 8-K dated August 2, 2001.

  The description of the Registrant’s common stock contained in the Form 8-A filed with the Commission on November 23, 1997.

        All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.     Description of Securities

         Not applicable.

Item 5.      Interests of Named Experts and Counsel

        The legality of the Common Stock will be passed upon for the Registrant by Keating, Muething & Klekamp, P.L.L., 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202.

Item 6.      Indemnification of Directors and Officers

        Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court. Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court. The Registrant’s Code of Regulations extends such indemnification.

        The Registrant maintains, at its expense, Directors and Officers Liability and Registrant Reimbursement Liability Insurance. The Directors and Officers Liability portion of such policy covers all directors and officers of the Registrant and of the companies which are, directly or indirectly, more than 50% owned by the Registrant. The policy provides for payment on behalf of the directors and officers, up to the policy limits and after expenditure of a specified deductible, of all Loss (as defined) from claims made against them during the policy period for defined wrongful acts, which include errors, misstatements or misleading statements, acts or omissions and neglect or breach of duty by directors and officers in the discharge of their individual or collective duties as such. The insurance includes the cost of investigations and defenses, appeals and bonds and settlements and judgments, but not fines or penalties imposed by law. The insurance does not cover any claims arising out of acts alleged to have been committed prior to October 24, 1978. The insurer limit of liability under the policy is $50,000,000 in the aggregate for all losses each year subject to certain individual and aggregate deductibles. The policy contains various exclusions and reporting requirements.

        The Registrant also has entered into indemnification agreements with its executive officers and directors providing for indemnification against certain liabilities to the fullest extent permitted under Ohio law.

Item 7.      Exemption from Registration Claimed

        Not applicable.

Item 8.      Exhibits

5	Opinion of Keating, Muething & Klekamp, P.L.L.

10	Great American Financial Resources, Inc. Retirement and Savings Plan

23.1	23.1 Consent of Keating, Muething & Klekamp, PLL (contained on Exhibit 5).

23.2	Consent of Ernst & Young LLP 24 Power of Attorney (contained on the signature page).

Item 9.      Undertakings

        9.1    The Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        9.2    The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.3    The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        9.4    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         9.5    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on November 30, 2001.

AMERICAN FINANCIAL GROUP, INC. By: /s/ Carl H. Lindner Carl H. Lindner Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person below whose signature is preceded by an (*) hereby constitutes and appoints Fred J. Runk, James C. Kennedy and Karl J. Grafe, or any of them, his true and lawful attorney and agent, to sign all amendments to this Registration Statement as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.

                     Signature

*/s/Carl H. Lindner
Carl H. Lindner

*/s/Carl H. Lindner III
Carl H. Lindner III

*/s/S. Craig Lindner
S. Craig Lindner

*/s/Keith E. Lindner
Keith E. Lindner

*/s/James E. Evans
James E. Evans

*
Theodore H. Emmerich

*
Thomas M. Hunt

*
William F. Martin

*/s/Fred J. Runk
Fred J. Runk

                     Capacity

Chairman of the Board
and Chief Executive Officer
and a Director
(Principal Executive Officer)

Director

Director

Director

Director

Director

Director

Director

Senior Vice President
and Treasurer (Principal
Financial and Accounting
Officer)

Date November 30, 2001 November 30, 2001 November 30, 2001 November 30, 2001 November 30, 2001 November __, 2001 November __, 2001 November __, 2001 November 30, 2001